UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 2, 2008
________________________

STRYKER CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	0-9165	38-1239739
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2825 Airview Boulevard, Kalamazoo, Michigan		49002
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code 269.385.2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS;
APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF
CERTAIN OFFICERS.

            As previously reported, Stephen Si Johnson, Vice President, Group President, MedSurg of the Company, will relinquish that position on January 1, 2009.  On December 2, 2008, the Compensation Committee approved an Executive Management Agreement with Mr. Johnson pursuant to which he will continue to serve as Advisor to the President and Chief Executive Officer of the Company through December 31, 2009 or, if the Company so elects, through December 31, 2010.  He will receive an annual salary of $400,000 for 2009 in such capacity, which will be reduced to $200,000 for 2010 if the Company elects to extend his advisory role.  Mr. Johnson will continue to be entitled to benefits under the Company's health, disability and life insurance programs and to participate in the Company's 401(k) plan and the Company's non-qualified supplemental retirement plan but will not be eligible to receive any bonus after his 2008 bonus is paid or to receive any additional stock option grant.

            Also as previously reported, Dean Bergy, Vice President and Chief Financial Officer of the Company, will cease to be the Company's Vice President and Chief Financial Officer on March 31, 2009.  On December 2, 2008, the Compensation Committee approved an Executive Management Agreement with Mr. Bergy pursuant to which he will continue to serve as Advisor to the Company's new Vice President and Chief Financial Officer for the period from April 1, 2009 through March 31, 2011 and will receive an annual salary of $450,000 in such capacity.  Mr. Bergy will continue to be entitled to benefits under the Company's health, disability and life insurance programs and to participate in the Company's 401(k) plan and the Company's non-qualified supplemental retirement plan but will not be eligible to receive any bonus after his 2008 bonus is paid or to receive any additional stock option grant.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRYKER CORPORATION

(Registrant)

December 4, 2008                                                        /s/ THOMAS R. WINKEL

Date                                                                             Thomas R. Winkel

Vice President and Secretary